Filed Pursuant to Rule 433
Dated 08/01/06
Registration Statement No. 333-132201

10NC2y Bermudan CMS Spread Range Note
Final Terms and Conditions

Summary Terms

Issuer: Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter: Deutsche Bank Securities Inc. ("DBSI")

Minimum / Multiple: USD 10,000 / USD 5,000

Trade Date: August 1, 2006

Issue Date: August 16, 2006

Maturity Date: August 16, 2016, subject to Call Provision

Issue Size: USD 100,000,000

Issue Price: 100.00%

Proceeds: 100.00% (USD 100,000,000)

Coupon:
Year 1 - 2:          8.36%
Year 3 - 10:         8.36%  x N/D
(semi-annually, 30/360, unadjusted)

Where:
N = Number of Calendar Days in Reference Period where Spread fixes equal to or above Accrual Barrier.
D = Number of Calendar Days in Reference Period.
Minimum Coupon is 0.00%

Accrual Barrier: 0.00%

Spread: CMS10y - CMS2y

CMS 10y: Mid-market semi-annual swap rate expressed as a percentage for a USD interest rate swap transaction with a term equal to 10 years which appear on the Reuters screen ISDAFIX1 Page at 11:00 am New York time on each day in the accrual period.

CMS 2y: Mid-market semi-annual swap rate expressed as a percentage for a USD interest rate swap transaction with a term equal to 2 years which appear on the Reuters screen ISDAFIX1 Page at 11:00 am New York time on each day in the accrual period.

Reference Period: Each period beginning on (and including) the day that is two Business Days prior to the commencement of each coupon period and ending on (but excluding) the day that is two Business Days immediately before the next coupon date.

Payment Dates: Interest on the Notes will be payable on February 16, 2007 and semi-annually thereafter on August 16 and February 16.

Call Provision: The Issuer has the right to call the Notes at par on August 16, 2008 and semi-annually thereafter on February 16 and August 16 by giving not less than 10 Calendar Days notice to the Noteholder.

Call Notification Period:10 Calendar Days prior to each coupon date

Business Days: New York, London

Business Day Convention: Semi-annual, 30/360, following unadjusted basis

Governing Law: New York Law

Settlement: DTC

Documentation: US MTN Program

Calculation Agent: Deutsche Bank Securities Inc.

CUSIP: 89233PYX8

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.